Exhibit 10.18

Summary of Compensation Arrangements

for

Non-Employee Directors

Directors who are not employed by the Bank are compensated according to the following table:

Annual Fees:
Cash retainer (all members)	$24,000
Vice Chairman of the Board/Lead Director	$65,000
Committee Chairman:
Audit Committee	$10,500
Loan Review Committee	$8,000
All Other Committees	$4,000

Per-Meeting Attendance Fees:
Board meetings (all members)	$950
Committee meetings:
Audit Committee:
Chairman	$1,450
Other Audit Committee Members	$1,200
Loan Review Committee Chairman	$1,150
Members of all Committees (except Audit)	$950

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. From time to time, the Chairman of the Audit Committee performs certain additional services in his capacity as Chairman (e.g., meetings with representatives of the Bank’s independent auditors) without a meeting of the Audit Committee. In such cases, he receives an amount equal to the Chairman’s regular Audit Committee meeting attendance fee.

Non-employee directors are also eligible to participate or receive benefits under a variety of other written plans and arrangements, which are included as exhibits to regulatory filings under the Securities Exchange Act of 1934 as required.